Exhibit 10.4

Dennis Zeleny
Senior Vice President and
Chief Human Resources Officer

Sunoco, Inc.
1735 Market Street Ste LL
Philadelphia PA 19103-7583
215 977 3222
Fax 215 977 3131
dzeleny@sunocoinc.com

September 2, 2010

Mr. Michael J. Thomson

599 Beacon Court

Lenoir City, TN 37772

Dear Mike:

This letter agreement (“Letter Agreement”) serves to set forth the terms of the compensation arrangement between Sunoco, Inc. and you in connection with Sunoco’s separation of SunCoke Energy, either by means of a spin-off transaction, including an initial public offering, (following which SunCoke would be an independent publicly-traded company) (“Spin-Off”) or by means of a sale transaction (following which SunCoke would be owned by an entity other than Sunoco) (“Sale”). For purposes of this Letter Agreement, the term Transaction refers to the Spin-Off or Sale, as applicable. This letter agreement is subject to final approval by the Compensation Committee of Sunoco, Inc.

Because your leadership is very important to the successful execution of the Transaction, Sunoco is prepared to offer you the following incentive arrangement to ensure that Sunoco and SunCoke will have the benefit of your continued employment as described below:

Compensation Terms:

1. Payments Upon Consummation of Transaction. Subject to the completion (the “Closing”) of the Transaction on or prior to January 1, 2012 and your continuous employment with Sunoco or SunCoke through the date of the Closing:

(a) Sunoco shall pay to you, as soon as reasonably practicable (but in no event later than the fifteenth business day following the Closing), a lump sum cash payment in the amount of $500,000, less applicable tax and other withholdings.

(b) (i) In the event of a Spin-Off, as soon as reasonably practicable following the occurrence of the Spin-Off, SunCoke will grant to you a number of SunCoke share units equal to the quotient obtained by dividing $500,000 by the closing price of SunCoke common stock on the grant date, which share units shall vest on the earlier of (A) the one year anniversary of the Spin-Off, subject to your employment with SunCoke on such vesting date, or (B) the termination of your employment with SunCoke due to death or Disability, or by SunCoke (other than for Just Cause). In the event of any other termination of your employment prior to the one year anniversary of the Spin-Off, you will forfeit any share units granted pursuant to this clause (i). Except as specifically provided herein, the terms and conditions of the share units shall be subject to the terms and conditions of SunCoke’s equity incentive plan and SunCoke’s standard form of award agreement.

(ii) In the event of a Sale, subject to your employment with SunCoke through the applicable payment event set forth in clause (A) or (B) below, on the earlier of (A) the one-year anniversary of the Sale, and (B) the termination of your employment due to death or Disability, or by SunCoke (other than for Just Cause), SunCoke shall pay to you, as soon as reasonably practicable (but in no event later than the fifteenth business day following such payment event) a lump sum cash payment in the amount of $500,000, less applicable tax and other withholdings. In the event of any other termination of your employment prior to the one year anniversary of the Sale, you will forfeit the right to any payment pursuant to this clause (ii).

(c) (i) In the event that SunCoke terminates your employment (other than for Just Cause and other than as a result of your death or Disability) following a Spin-Off, (A) if the termination of employment occurs on or after January 3, 2012 and prior to March 3, 2012, SunCoke shall pay to you a lump sum cash payment in an amount equal to the “Unvested Option Award Value (Spin-Off),” and (B) if the termination of employment occurs on or after May 3, 2012 and prior to July 2, 2012, SunCoke shall pay to you a lump sum cash payment in an amount equal to the “Unvested CSU Award Value (Spin-Off).” In the event of any other termination of your employment, you will forfeit the right to any payment pursuant to this clause (i). Any payments required by this clause (i) shall be made as soon as reasonably practicable, but in no event later than the fifteenth business day following the date of your termination of employment.

(ii) In the event that SunCoke terminates your employment (other than for Just Cause and other than as a result of your death or Disability) following a Sale, (A) if the termination of employment occurs on or after January 3, 2012 and prior to March 3, 2012, SunCoke shall pay to you a lump sum cash payment in an amount equal to the “Unvested Option Award Value (Sale),” and (B) if the termination of employment occurs on or after May 3, 2012 and prior to July 2, 2012, SunCoke shall pay to you a lump sum cash payment in an amount equal to the “Unvested CSU Award Value (Sale).” In the event of any other termination of your employment, you will forfeit the right to any payment pursuant to this clause (ii). Any payments required by this clause (ii) shall be made as soon as reasonably practicable, but in no event later than the fifteenth business day following the date of your termination of employment.

Just to clarify, you will have no rights pursuant to this Section 1 if you receive a payment pursuant to Section 2 of this Letter Agreement.

2. Payment if Transaction Not Consummated. If a Transaction is not consummated by January 1, 2012, and you remain employed by Sunoco or SunCoke through January 1, 2012, Sunoco shall pay to you a lump sum cash payment of $200,000, less applicable tax and other withholdings, no later than January 16, 2012. This payment will be in lieu of any payments and incentives described in Section 1 above.

Other Terms:

3. Defined Terms:

(a) “Disability” as used in this Letter Agreement shall have the same meaning as that term is defined in the Sunoco, Inc. Executive Involuntary Severance Plan (as of March 3, 2010).

(b) “Just Cause” as used in this Letter Agreement shall have the same meaning as that term is defined in the Sunoco, Inc. Executive Involuntary Severance Plan (as of March 3, 2010).

(c) “Unvested Option Award Value (Sale)” means an amount equal to the product obtained by multiplying (i) the number of Sunoco shares underlying the portion of the option granted to you on March 3, 2010 (A) that initially was scheduled to vest on March 3, 2012 and (B) that has not vested previously by (ii) the excess, if any of (A) the closing price of Sunoco common stock on the date of your termination of employment (or if such day is not a trading day on the trading day immediately following such day) over (B) the per share exercise price of such option.

(d) “Unvested CSU Award Value (Sale)” means an amount equal to the product obtained by multiplying (i) the number of Sunoco common stock units from the July 2, 2008 grant (A) that initially were scheduled to vest on July 2, 2012 and (B) that have not vested previously by (ii) the closing price of Sunoco common stock on the date of your termination of employment (or if such day is not a trading day on the trading day immediately following such day).

(e) “Unvested Option Award Value (Spin-Off)” means an amount equal to the product obtained by multiplying (i) the number of SunCoke shares underlying the portion of the option granted to you on March 3, 2010 (as adjusted in connection with the Spin-Off) (A) that initially was scheduled to vest on March 3, 2012 and (B) that has not vested previously by (ii) the excess, if any of (A) the closing price of SunCoke common stock on the date of your termination of employment (or if such day is not a trading day on the trading day immediately following such day) over (B) the per share exercise price of such option (as adjusted in connection with the Spin-Off).

(f) “Unvested CSU Award Value (Spin-Off)” means an amount equal to the product obtained by multiplying (i) the number of SunCoke common stock units from the July 2, 2008 grant (as adjusted in connection with the Spin-Off) (A) that initially were scheduled to vest on July 2, 2012 and (B) that have not vested previously by (ii) the closing price of SunCoke common stock on the date of your termination of employment (or if such day is not a trading day on the trading day immediately following such day).

4. Employment Rights. Nothing expressed or implied in this Letter Agreement will create any right or duty on the part of Sunoco or SunCoke or you to have you remain in the employment of Sunoco or SunCoke. Nothing in this Letter Agreement shall affect any rights you may have under any agreement or plan of Sunoco or SunCoke in the event of your termination of employment, including without limitation the Sunoco, Inc. Executive Involuntary Severance Plan (as of March 3, 2010).

5. Assignability. Sunoco, in its discretion, may assign this Letter Agreement to SunCoke or any of its successors or to any entity that acquires SunCoke in a Sale, and upon such assignment, any obligations of Sunoco under this Letter Agreement shall become obligations of such assignee.

6. Entire Agreement. This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter set forth above and supersedes any and all prior agreements, arrangements, communications, whether oral or written in respect to the matters covered in this Letter Agreement. Notwithstanding the foregoing, nothing in this Letter Agreement is intended to or shall supersede or modify in any respect, your benefits or obligations under any other agreements that you may have previously entered into or under any of Sunoco’s or SunCoke’s plans

7. Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania. This Letter Agreement may be amended, modified or supplemented, only by a written instrument executed by both you and Sunoco.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first set forth above,

SUNOCO, INC.

By:	/s/ Dennis Zeleny
Name:	Dennis Zeleny
Title:	Senior Vice President and Chief Human Resources Officer
Date:	9/30/10

Accepted and Agreed:

/s/ Michael J. Thomson
Michael J. Thomson
Date:	9/30/10

cc:	L. L. Elsenhans
C. J. Cunningham

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